Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: John Daniel
Thursday, February 1, 2007	(713) 651-4300

KEY ENERGY ANNOUNCES FOURTH QUARTER

SELECTED FINANCIAL DATA

HOUSTON, TX, February 1, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, and also provided unaudited selected financial data for the quarter ended December 31, 2006.

Conference Call

The Company will host a conference call on Friday, February 2, 2007 at 10:00am EST.  To access the call, which is open to the public, please call the following number: (888) 794-4637 and ask for the “Key Energy Services Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on February 2, 2007 beginning at 12:00pm EST and will be available for one week. To access the replay, please call (800) 642-1687.  The access code for the replay is 6639610.

Financial Results

Revenue for the December 2006 quarter totaled approximately $407.2 million.  This is a record for a fourth quarter and represents a 29% increase over the prior year.  The year-over-year improvement is due largely to higher pricing and expanded capacity.  Revenue declined 3% from the September 2006 quarter due primarily to seasonal factors including fewer working days, reduced working hours for the Company’s daylight rigs and normal slowdown associated with the Thanksgiving and Christmas holidays.   General and administrative costs were affected by the reclassification in October of approximately 650 field staff positions from direct expense to general and administrative expense.  This action increased general and administrative expense in the December 2006 quarter; however, direct expense in the same quarter was lowered by the same

1301 McKinney Street, Suite 1800, Houston, TX 77010

amount in the aggregate.  General and administrative expense also reflected higher expenses associated with the restatement process and the ongoing process to complete the historical financial statements.

The Company’s balance sheet remains strong.  Total debt, including capitalized leases and current portion, at December 31, 2006 was $423.6 million while cash and short term investments were $146.6 million.  As of January 26, 2007, cash and short term investments total approximately $168.8 million.  See “Selected Financial Data” below.

Operations Update

Activity levels are stable in our markets but reflect that some softening has occurred in natural gas markets.   Also in January, the Company experienced weather-related disruptions due to heavy snow and ice storms throughout Texas and the Mid-Continent region.  All service lines were disrupted by the storms, although it is too early to fully quantify the financial impact to the January results.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “We continue to have a positive outlook for 2007 and believe that market conditions will strengthen in the coming months.  Our conversations with customers indicate that 2007 spending should be in-line with or slightly higher than 2006 although we believe that some customers are rolling out their 2007 capital spending more slowly than they did in 2006.”

Financial Reporting Update

The Company continues to work on the preparation of its 2004, 2005 and 2006 financial statements; however, the Company cannot predict at this time when it will complete its 2006 Annual Report on Form 10-K.  Pursuant to the terms of the Company’s senior credit facility, the Company is required to file its 2006 Annual Report on Form 10-K with the Securities and Exchange Commission no later than July 31, 2006.   In addition, the Company previously disclosed that it would need a waiver from the SEC of the requirement that the 2006 10-K include selected financial data for 2002 and 2003 that is prepared in accordance with GAAP.  The SEC has recently informed the Company that it will not object to the Company’s omitting 2002 and 2003 selected financial data from the 2006 10-K.

Investor Day

The Company will host its 2007 Investor Day on February 6, 2007.  The presentation begins at 9:00am EST and will be webcast.  To access the presentation slides and the webcast, go to www.keyenergy.com and select “Investor Relations.”  The Company intends to discuss its 2007 outlook and current initiatives during the presentation.

Selected Financial Data

The following selected financial information for the Company is for the quarter ended December 31, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles.  The selected financial data are subject, however, to adjustments due to the need to roll-forward the changes and policy modifications that came out of the restatement process and adjustments resulting from the finalization and audit of the 2004 through 2006 financial statements.  Further, the selected financial data has not been reviewed or audited by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

	Quarter Ended	Quarter Ended
	December 31, 2006	December 31, 2005
Select Statement of Operations Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Revenue:
Well servicing	$314,875	$251,658
Pressure pumping	66,454	43,689
Fishing and rental services	25,864	21,126
TOTAL REVENUE	$407,193	$316,473

Costs and Expenses:
Well servicing	$179,579	$161,060
Pressure pumping	38,608	26,751
Fishing and rental services	15,376	13,147
General and administrative	45,901	40,630
Interest (1)	10,436	10,056

Select Balance Sheet Data:	December 31, 2006 (In thousands - Unaudited)	December 31, 2005 (In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$85,134	$94,205
Short term investments (2)	61,474	—
Accounts receivable, net of allowance for doubtful accounts	256,351	203,793
Inventory	19,950	17,879
Prepaid expenses and other current assets	19,831	28,492
TOTAL CURRENT ASSETS	$442,740	$344,369

Current Liabilities:
Accounts payable	$77,525	$84,960
Other accrued liabilities	96,150	72,343
Accrued interest	2,564	5,933
Current portion of long-term debt and capital lease obligations	13,188	11,237
TOTAL CURRENT LIABILITIES	$189,427	$174,473

Long-term debt, less current portion (4)	$392,000	$396,000
Capital lease obligations, less current portion	18,376	14,474

Non-current accrued expenses	24,664	37,962

Notes

(1)             Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $507,000 and $451,000 for the quarters ended December 31, 2006 and 2005, respectively.

(2)             Cash and short term investments at January 26, 2007 totaled approximately $107.3 million and $61.5 million, respectively.

(3)             Capital expenditures were approximately $53.4 million and $33.9 million for the quarters ended December 31, 2006 and 2005, respectively.

(4)             There were no outstanding borrowings under the Company’s revolving credit facility at January 31, 2007.

The information herein represents the results for only one quarter and prior period and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Although the restatement of the Company’s prior year financial statements has been completed, the unaudited information herein may be subject to adjustments due to the restatement, as certain corrections of prior period historical information will affect amounts recorded in subsequent periods. It is possible that the process of completing and auditing the Company’s financial statements for the fiscal years ending 2004, 2005 and 2006 could require other changes to the Company’s financial statements. Any of the foregoing changes could, individually or in the aggregate, be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006 financial statements; the impact of governmental investigations; possible legal consequences of failure to file compliant SEC filings for periods ended 2003, 2004 and 2005; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; potential impact on operations of the Company’s ongoing process to complete 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risks; risks associated with technology investments and the receptiveness of customers to the new technology investments; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.